Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-44849, 333-123761 and 333-152583 on Form S-8 and Registration Nos. 333-146694, 333-163344, 333-163345 and 333-166023 on Form S-3 of Frederick’s of Hollywood Group Inc. of our report dated October 22, 2010 relating to the consolidated financial statements and financial statement schedule appearing in this Annual Report on Form 10-K of Frederick’s of Hollywood Group Inc. for the year ended July 31, 2010.

/s/ Mayer Hoffman McCann CPAs
(The New York Practice of Mayer Hoffman McCann P.C.)

New York, New York
October 22, 2010